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                    June 30, 2022

       Eyal Rubin
       Senior Vice President and Chief Financial Officer
       Protalix BioTherapeutics, Inc.
       2 University Plaza, Suite 100
       Hackensack, NJ 07601

                                                        Re: Protalix
BioTherapeutics, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-33357

       Dear Mr. Rubin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences